UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013 (October 10, 2013)

Rexahn Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34079	11-3516358
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On October 10, 2013, Rexahn Pharmaceuticals, Inc., a Delaware corporation (“Rexahn”) and certain institutional investors entered into a securities purchase agreement, pursuant to which Rexahn agreed to sell an aggregate of 10,192,309 shares of its common stock and warrants to purchase a total of 3,567,309 shares of its common stock to such investors for gross proceeds of approximately $5.3 million. The common stock and warrants are being sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock. The purchase price per unit is $0.52. Subject to certain ownership limitations, the warrants will be exercisable beginning six months following issuance and will expire five years from the date of issuance, at an exercise price of $0.575 per share. The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

On October 10, 2013, Rexahn entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of Rexahn’s common stock and warrants to purchase shares of Rexahn’s common stock in a registered direct public offering. Rexahn has agreed to pay the Placement Agent an aggregate fee equal to 6% of the gross proceeds received in the offering. In addition, Rexahn has agreed to grant to the Placement Agent a warrant to purchase 407,692  shares of Rexahn’s common stock, representing an aggregate of 4% of the aggregate number of shares sold in the offering, and reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount equal to 1% of the gross proceeds received by Rexahn in the offering, but in no event in excess of $50,000.

The net proceeds to Rexahn from the registered direct public offering, after deducting the Placement Agent’s fees and expenses (not including the warrants to purchase an aggregate of 407,692  shares of Rexahn common stock issued to the Placement Agent), Rexahn’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $4.8 million. The offering is expected to close on or about October 16, 2013, subject to the satisfaction of customary closing conditions.

The shares of common stock, warrants to purchase common stock (excluding the Placement Agent’s warrants) and shares of common stock issuable upon exercise of the investor warrants will be issued pursuant to a prospectus supplement dated as of October 10, 2013, which was filed with the Securities and Exchange Commission in connection with a takedown from Rexahn’s shelf registration statement on Form S-3 (File No. 333-175073), which became effective on July 5, 2011, and the base prospectus dated as of July 5, 2011 contained in such registration statement.

The legal opinion of Hogan Lovells US LLP relating to the legality of the issuance and sale of the shares of common stock, warrants and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Engagement Letter, the form of warrant and securities purchase agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of warrant and the form of securities purchase agreement, which are attached hereto as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the securities purchase agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the securities purchase agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in Rexahn’s filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

1.1	Engagement Letter, dated as of October 10, 2013, by and between Rexahn Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC.

4.1	Form of Warrant.

5.1	Opinion of Hogan Lovells US LLP.

10.1	Form of Securities Purchase Agreement, dated as of October 10, 2013, by and between Rexahn Pharmaceuticals, Inc. and the investors in the offering.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: October 16, 2013	/s/ Tae Heum Jeong
Tae Heum Jeong
Senior Vice President of Finance & Chief Financial Officer